ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of June 27, 2016 (the “Effective Date”), between The Electric Mail Company, a Nova Scotia company (“Buyer”), and SharpSpring, Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes individually called a “Party” and collectively called the “Parties.”

Buyer wishes to purchase the Assets (as defined below) from Seller and is willing to assume the Assumed Liabilities (as defined below) from Seller, in each case pursuant to the terms and conditions in this Agreement. By signing this Agreement, each Party represents and warrants that it has read, understands and agrees to be bound by all terms and conditions of this Agreement. The Parties agree as follows:

1. Definitions. The following terms have the following respective meanings (and capitalized terms not defined in this Section 1 have the meanings set forth in the other sections of this Agreement):

“Affiliate Partner Accounts” means all of the affiliate partner accounts of Seller related to the Business, including those listed on the attached Schedule A-2, and all records and other information related to such accounts.

“Affiliate Partner Contracts” means, with respect to the Affiliate Partner Accounts, the underlying agreements between Seller and each respective partner (including any amendments).

“Assets” means, collectively: (1) the Customer Accounts and Customer Contracts; (2) the Affiliate Partner Accounts and Affiliate Partner Contracts; (3) the Intellectual Property Assets; (4) all of the equipment of Seller related to the Business, including those listed on the attached Schedule A-4; (5) all of the accounts receivable of Seller related to the Business; (6) all of the prepaid expenses of Seller and other amounts or deposits paid in advance by Seller for products or services to be provided to the Business in the ordinary course of business after the Effective Date (including the right of Buyer or the Business to receive such products or services after the Effective Date); (7) any additional assets listed on the attached Schedule A-5; (8) all electronic and/or hard copy books and records related to the Business, the Assets or the Assumed Liabilities; (9) all claims, causes of action and rights of recovery for the benefit of Seller related to the Business the Assets or the Assumed Liabilities; and (10) the goodwill related to the Business. “Assets” does not include Excluded Assets.

“Assumed Liabilities” means the obligations of Seller arising after the Effective Date under the Customer Contracts, the Affiliate Partner Contracts and the contracts listed on the attached Schedule A-5 (to the extent such contracts are assigned to Buyer under this Agreement), specifically excluding any obligations or liabilities (including for breach or default) arising on or prior to the Effective Date or arising from facts or conditions existing on or prior to the Effective Date.

“Business” means the business of Seller whereby Seller provides SMTP relay and email delivery products and services as currently conducted (or as currently proposed to be conducted). The Business does not include Seller’s PreviewMyEmail business, SharpSpring marketing automation business or GraphicMail/SharpSpring Mail+ email marketing business.

“Buyer Parties” means Buyer and its subsidiaries and affiliates and their respective officers, directors, managers, employees, representatives, agents, successors and assigns.

“Cash Purchase Price” means $15,000,000 USD.

“Customer Accounts” means all of the customer accounts of Seller related to the Business, including those listed on the attached Schedule A-1, and all records and other information related to such accounts. Customer Accounts shall exclude portions of customer accounts of Seller that do not relate to the Business.

“Customer Contracts” means, with respect to the Customer Accounts, the underlying agreements between Seller and each respective customer (including any amendments).

“Encumbrance” means any pledge, lien, charge, security interest, lease, license, title retention, mortgage, restriction, easement, right-of-way, title defect, option, right of first offer or refusal, purchase right, adverse claim or encumbrance of any kind.

“Estimated Closing Payment” means the Cash Purchase Price, minus the Holdback Amount, plus or minus (as applicable) the Estimated Adjustment Amount.

“Excluded Assets” means the corporate seals, organizational documents, minute books, stock books, tax returns or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable law and is required by applicable law to retain.

“Final Closing Payment” means the Cash Purchase Price, minus the Holdback Amount, plus or minus (as applicable) the Final Adjustment Amount.

“GAAP” means general accepted accounting principles in the United States, consistently applied.

“Holdback Amount” means $1,000,000 USD.

“Holdback Release Date” means the date that is 12 months following the Effective Date.

“Indebtedness” means (i) any indebtedness, obligation or liability of Seller for borrowed money, under equipment, financing or capital leases related to the Business or with respect to which there is any Encumbrance on the Assets, and (ii) all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment in full of the foregoing and/or required to fully release any Encumbrances on the Assets.

“Intellectual Property Assets” means all of the business names, domain names, trade names, trademarks, service marks, trade dress, branding, goodwill, trade secrets, know-how, patents, inventions, copyrights, works of authorship, moral rights, source code and software developed by or for Seller, databases and other intellectual property rights and proprietary information of or used by Seller (related to the Business or the Assets), whether registered, pending registration or unregistered, including those listed on the attached Schedule A-3, and all intellectual property rights seeking priority to any of the foregoing, all rights with respect to the foregoing (including past, present and future claims of infringement, the right to seek and collect past, present and future damages, and the right to collect payments due under licenses to the foregoing), and all rights of Seller under (including to enforce) Service Provider Agreements; except as set forth on the attached Schedule A-3 under the heading “Excluded Intellectual Property Assets.”

“Prepaid Revenues” means any income, revenue or similar amounts received in advance by Seller for products or services to be provided by the Business after the Effective Date as part of the Assumed Liabilities.

“Proceeding” means any action, suit, litigation, arbitration, mediation, hearing, audit, investigation, claim, charge, complaint or proceeding (whether civil, criminal, administrative, investigative or informal).

“Retained Liabilities” means any and all liabilities or obligations of Seller of any kind (whether or not absolute, matured, accrued, due, asserted or known, and regardless of when arising or asserted) that are not Assumed Liabilities, including liabilities or obligations related to employees, contractors or service providers.

“Seller Parties” means Seller and its subsidiaries and affiliates and their respective officers, directors, managers, employees, representatives, agents, successors and assigns.

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2. Purchase and Sale of Assets; Assumption of Liabilities.

(a) Assets. Buyer hereby purchases from Seller, and Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, free and clear of any Encumbrances, all of Seller’s right, title and interest in, to and under the Assets, pursuant to the terms and conditions in this Agreement.

(b) Assumed Liabilities. From and after the Effective Date, as additional consideration for the Assets, Buyer shall assume the Assumed Liabilities, pursuant to the terms and conditions in this Agreement. Buyer is not assuming and is not responsible for any of the Retained Liabilities, which will remain obligations of Seller.

3. Payment of Purchase Price; Holdback Amount; Post-Closing Adjustments.

(a) Payment of Purchase Price. The purchase price payable to Seller will be (i) decreased by (x) 50% of the amount of Prepaid Revenues, calculated as of the close of business on the Effective Date and in accordance with GAAP, and (y) the amount of Indebtedness outstanding as of immediately prior to the Closing; and (ii) increased by the amount of prepaid expenses paid by Seller prior to the Effective Date for products or services to be provided to the Business in the ordinary course of business after the Effective Date (“Seller Prepaid Expenses”), calculated as of the close of business on the Effective Date and in accordance with GAAP. The net amount by which the purchase price payable to Seller is adjusted in accordance with the previous sentence is the “Adjustment Amount.” The attached Schedule B sets forth an estimated statement as of the Effective Date prepared by Seller and Buyer containing their agreed estimates of Prepaid Revenues and Seller Prepaid Expenses (each calculated as of the close of business on the Effective Date and in accordance with GAAP) and Indebtedness outstanding as of immediately prior to the Closing, and their agreed estimate of the Adjustment Amount (the “Estimated Adjustment Amount”). On the Effective Date, Buyer shall pay to Seller the Estimated Closing Payment, by wire transfer of immediately available funds to an account provided by Seller to Buyer in writing at least 3 days prior to the Effective Date.

(b) Holdback Amount. The Holdback Amount will be retained by Buyer to secure and satisfy the performance of Seller’s obligations under Section 3(c) and Section 7. Buyer shall release the Holdback Amount to Seller within 5 business days of the Holdback Release Date; provided, however, that any portion of the Holdback Amount subject to Buyer’s good faith claims under Section 3(c) or Section 7 will not be distributed to Seller (and will reduce the amounts released to Seller pursuant to this sentence) unless and until Buyer’s good faith determination that such funds will not be needed for such claims; provided, further, that, in order for Buyer to retain any portion of the Holdback Amount for longer than 45 days after the Holdback Release Date, Buyer must have notified Seller in writing, prior to such time, of the claim(s) under Section 3(c) or Section 7 for which such portion of the Holdback Amount is being retained by Buyer.

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(c) Post-Closing Adjustments. Within 90 days after the Effective Date, Buyer shall prepare a statement as of the Effective Date (the “Closing Statement”) containing Buyer’s determination of Prepaid Revenues (calculated as of the close of business on the Effective Date and in accordance with GAAP), Indebtedness outstanding as of immediately prior to the Closing, and Seller Prepaid Expenses (calculated as of the close of business on the Effective Date and in accordance with GAAP), and Buyer’s calculation of the Adjustment Amount. Seller will have 30 days after it receives the Closing Statement (the “Review Period”) to notify Buyer in writing whether it agrees with the Closing Statement. If Seller notifies Buyer that it agrees with, or if Seller does not respond to, the Closing Statement within the Review Period, then the Closing Statement will be deemed agreed and will be conclusive, final and binding on the Parties. If Seller notifies Buyer in writing within the Review Period that it does not agree with the Closing Statement, which notice must include the amount of and basis for the disagreement and supporting documentation (the “Dispute Notice”), then Seller and Buyer shall negotiate in good faith to resolve the disagreement, and any matters in the Dispute Notice that are resolved in writing by Seller and Buyer will be conclusive, final and binding on the Parties. Any portion of the Closing Statement that is not disputed in the Dispute Notice will be deemed agreed and will be conclusive, final and binding on the Parties. If Seller and Buyer do not resolve all of the matters in the Dispute Notice within 30 days (or such longer period as they agree) then they shall submit the remaining unresolved matters (the “Open Matters”) to a nationally recognized independent accounting firm that they mutually select (the “Independent Accountant”) for resolution. If Open Matters are submitted to the Independent Accountant, (i) Seller and Buyer shall provide to the Independent Accountant such documents and information relating to the Open Matters as the Independent Accountant reasonably requests and will have the opportunity to present the Open Matters to the Independent Accountant (and copies of any materials provided by any Party to the Independent Accountant shall be delivered concurrently to the other Party); (ii) the Independent Accountant shall consider only the Open Matters, shall base its determination solely on the materials submitted by Seller and Buyer and this Section 3(c) and related definitions (and not on an independent review) and may not assign a value to any item greater than the greatest value or less than the smallest value claimed by the Parties in the Closing Statement or the Dispute Notice; (iii) Seller and Buyer shall instruct the Independent Accountant to provide a written determination of the Open Matters within 60 days of their submission, and such determination will be conclusive, final and binding on the Parties (except in the case of manifest error or fraud); (iv) Seller and Buyer shall each pay 50% of the fees and costs of the Independent Accountant; and (v) the Independent Accountant shall act as an expert, not as an arbitrator, in determining the Open Matters. No later than 5 business days following the final agreement or determination of the Adjustment Amount pursuant to this Section 3(c) (the “Final Adjustment Amount”), the following payments shall be made: (A) if the Final Closing Payment is less than the Estimated Closing Payment, Seller shall pay to Buyer cash in an amount equal to the difference between the Estimated Closing Payment and the Final Closing Payment (provided that Buyer has the option to instead retain all or any portion of such amount from the Holdback Amount); and (B) if the Final Closing Payment is greater than the Estimated Closing Payment, Buyer shall pay to Seller cash in an amount equal to the difference between the Final Closing Payment and the Estimated Closing Payment. Any amount paid pursuant to this Section 3(c) will be treated as an adjustment to the purchase price for tax reporting purposes.

4. Closing Transactions and Deliveries; Further Actions; Transition Matters.

(a) The Closing; Closing Deliveries. The closing of the transactions under this Agreement (the “Closing”) will take place on the Effective Date. At or prior to the Closing:

(i) Buyer shall deliver to Seller the Estimated Closing Payment pursuant to Section 3(a).

(ii) Seller shall deliver to Buyer an executed bill of sale and assignment and assumption agreement, in the form of the attached Exhibit A.

(iii) Seller shall enter into a transition services agreement with Buyer, or an affiliate of Buyer, in the form of the attached Exhibit B (the documents listed in clauses (ii) and (iii) are collectively the “Ancillary Agreements”).

(iv) Seller shall deliver to Buyer an executed restrictive covenant agreement from each of Semyon Dukach, John L. Troost, Vadim Yasinovsky, David Buckel and Richard Carlson, each in the form of the attached Exhibit C.

(v) Seller shall deliver to Buyer all Customer Contracts, all Affiliate Partner Contracts, all contracts listed on the attached Schedule A-5, all tangible Assets and all books and records related to the Business, the Assets or the Assumed Liabilities, including (A) customer and partner lists and data, including full name, contact, email, mailing address, phone, other billing information and any restrictions on the use of such customer or partner’s information; and (B) all information used to process and collect or make payments with respect to each Customer Account and Affiliate Partner Account (e.g., credit/debit card, ACH, PayPal, etc. information), including full name, card/account number, expiration date, security number (if applicable) and evidence that the applicable Customer Account or Affiliate Partner Account has agreed to such payment method; provided that Seller may retain copies of the documents described in this Section 4(a)(vi) to the extent permitted under Section 10(c).

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(vi) Seller shall deliver to Buyer a schedule setting forth the net book value of each Asset as of the Effective Date.

(vii) Seller shall deliver to Buyer (A) a loan modification agreement from Western Alliance Bank (“Lender”), in form and substance satisfactory to Buyer, pursuant to which Lender (1) consents to the transactions under this Agreement, (2) agrees that, at the Closing, any Encumbrances that Lender has placed on the Assets will automatically and irrevocably terminate and be released, and (3) agrees to file (or authorizes Seller or Buyer to file) applicable Uniform Commercial Code termination statements and/or other release documents, in form and substance satisfactory to Buyer, to effect and evidence the release of any Encumbrances on the Assets (the “Lender Consent”); and (B) evidence satisfactory to Buyer that each holder of any Encumbrances on the Assets (other than Lender) has irrevocably released such Encumbrances and filed applicable Uniform Commercial Code termination statements and/or other release documents with respect to such Encumbrances.

(viii) Seller shall deliver to Buyer a consent from Message Systems, Inc., in form and substance satisfactory to Buyer, pursuant to which Message Systems, Inc. consents to the assignment by Seller to Buyer of the Software End User Agreement between Seller and Message Systems, Inc. dated March 31, 2011, as amended.

(b) Processing Agreements. Within 30 days after the Effective Date, Seller shall consolidate all of the Business’s credit card processing services to be with Chase Paymentech, and, when requested by Buyer, Seller shall execute and deliver such agreements and instruments, and take such actions, as Buyer may reasonably request to assign the agreement between the Business and Chase Paymentech to Buyer (including cooperating with Buyer to seek any necessary consent and executing an assignment agreement). In addition, if and only if requested by Buyer, Seller will execute and deliver such agreements and instruments, and take such actions, as Buyer may reasonably request to assign the agreement between the Business and PayPal to Buyer (including cooperating with Buyer to seek any necessary consent and executing an assignment agreement).

(c) Further Actions. At any time and from time to time after the Effective Date and without further consideration, each Party shall promptly execute and deliver such agreements and instruments, and take such actions, as the other Party may reasonably request in order to more effectively transfer, convey, record and assign the Assets to Buyer, confirm Buyer’s title to the Assets free and clear of any Encumbrances, permit Buyer to operate the Business and otherwise carry out the purpose and intent of this Agreement (including seeking approval of or providing notices of assignment of Customer Contracts, Affiliate Partner Contracts and contracts listed on the attached Schedule A-5 in compliance with such contracts, causing applicable Intellectual Property Assets to be registered in the name of Buyer or an affiliate of Buyer, and cooperating with Buyer on any notice required under the Investment Canada Act). If Buyer, Seller or any of their affiliates discovers that any asset related to or used in the Business was not conveyed to Buyer at the Closing, then Buyer and Seller shall cooperate in good faith to ensure that Buyer receives the benefit of such asset. Without limiting the previous sentence, if there are any intellectual property or proprietary rights owned by Seller or its affiliates that cover any aspect of the Business (including the Beacon software and related code), then Seller and its affiliates hereby grant to Buyer and its affiliates a non-exclusive, worldwide, irrevocable, perpetual, fully paid up, royalty-free license to make, use, import, offer to sell, sell, display and practice such intellectual property or proprietary rights in connection with the Business; provided, however, that the license granted to Buyer and its affiliates pursuant to this sentence with respect to the “Contact Us” form and related code included in the Business’s website will terminate 1 year after the Effective Date.

(d) Payments for Account of Buyer. To the extent that, after the Closing, Seller receives any payment that is for the account of Buyer according to the terms of this Agreement, Seller shall promptly deliver the amount of such payment to Buyer.

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5. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Organization; Authority; Enforceability. Seller is a corporation duly formed, validly existing and in good standing under the laws of Delaware. Seller has the unrestricted right, power and authority (and all necessary approvals), and no consent by stockholders of Seller is required, to execute and deliver, and to perform and consummate the obligations and transactions under, this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

(b) No Conflict; No Consents. Except as set forth on the attached Schedule 5(b), neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the performance or consummation of any obligations or transactions under this Agreement or the Ancillary Agreements, will (with or without notice or lapse of time or both): (i) conflict with or violate any organizational documents of Seller or any law or regulation applicable to Seller, (ii) conflict with or violate any contract to which Seller is a party or by which Seller or any Assets is bound; or (iii) result in any Encumbrance on the Assets. Seller is not required to give any notice to, obtain any consent or license from or make any filing with any person or entity (including any governmental authority) in connection with, or in order to prevent a breach of, default under, termination or modification of, or right to exercise any right under any Asset as a result of, this Agreement or the Ancillary Agreements or any transactions or obligations under this Agreement or the Ancillary Agreements.

(c) Title; No Encumbrances. Seller owns and has good and marketable title to all of the Assets, and at the Closing Seller is transferring to Buyer good and marketable title to all of the Assets, in each case free and clear of any Encumbrances. No affiliate of Seller participates in the conduct of the Business, is party to any arrangement with the Business or owns, uses or has any interest in any Assets. The tangible Assets are in good condition and repair (except for ordinary wear and tear) and are suitable for their intended use in the Business. The accounts receivable included in the Assets are valid obligations that have arisen only from bona fide sale transactions in the ordinary course of business, are not subject to set off or other defenses or disputes and are collectible in the ordinary course of business.

(d) Sufficiency of Assets. The Assets include all of the assets, tangible and intangible, of any kind necessary for Buyer to operate the Business after the Closing in the same the manner as currently operated (or as currently proposed to be operated) by Seller. The Assets will be available for use by Buyer immediately after the Closing on the same terms and conditions as currently applicable to Seller or the Business.

(e) Intellectual Property Assets. The attached Schedule A-3 contains a description of all Intellectual Property Assets, including application and registration numbers (as applicable) and a list of existing agreements conveying rights and interests to any Intellectual Property Asset (including licenses and covenants not to sue). Prior to the Closing, Seller has delivered to Buyer authorization codes or keys for the domain names included in the Intellectual Property Assets. All Intellectual Property Assets are in effect, valid and enforceable, and, except as set forth on the attached Schedule 5(e), Seller has not received any notice or claim related to the validity, enforceability, patentability, registrability, use, ownership or scope of any Intellectual Property Assets. None of the Intellectual Property Assets are subject to any maintenance fee, tax, renewal, filing or other action due within 60 days after the Closing. There has been no act or inaction by Seller or, to Seller’s knowledge, any prior owners of the Intellectual Property Assets that has given or could reasonably be expected to give rise to a bar that prevents the enforcement of any Intellectual Property Assets. Except as set forth on the attached Schedule 5(e), neither the operation of the Business nor use of Intellectual Property Assets by (or with the permission of) Seller has infringed, misappropriated or violated any intellectual property rights of any person or entity, and Seller has not received any notice or claim of such matters, including any cease and desist demand or offer or request to license intellectual property. No infringement, misappropriation or violation of any intellectual property rights of any person or entity will occur as a result of the operation of the Business or use of Intellectual Property Assets by (or with the permission of) Buyer after the Closing in the same manner as currently operated or used (or as currently proposed to be operated or used) by Seller. Seller has taken all reasonably necessary steps to protect and maintain the Intellectual Property Assets, and has complied with any applicable marking requirements. The documentation related to each Intellectual Property Asset that is a trade secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge of any individual. Each current or former service provider of Seller who has had authorized access to any confidential or proprietary information and/or been involved with or participated in the creation or development of any intellectual property has executed and delivered to Seller an agreement prohibiting the improper use or disclosure by such person of any confidential or proprietary information of Seller, including customer and partner lists, and providing for the assignment by such person to Seller of any intellectual property arising out of such person’s services with Seller (each, a “Service Provider Agreement”).

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(f) Data Privacy and Security. Seller has reasonable policies and safeguards in place to protect personal information, confidential information and trade secrets in Seller’s possession or control (“Data”) from unauthorized access or use. Seller has not (i) experienced any material loss or theft of Data or security breach relating to Data, (ii) committed or experienced a material violation of any policy regarding Data or illegal or unauthorized access to or use of Data or (iii) unintendedly or improperly disclosed Data.

(g) Compliance. Seller has been in compliance, in all material respects, with all applicable laws and regulations related to the operation of the Business or the ownership of the Assets. Seller has not received any notice or claim related to any violation of such laws or regulations. Neither Seller, nor any person acting at the direction of Seller, has directly or indirectly (i) made or received any unlawful bribes, kickbacks or similar payments, (ii) made any contributions to a political party or candidate or (iii) made any improper foreign payment under the U.S. Foreign Corrupt Practices Act of 1977, as amended, or analogous non-U.S. laws.

(h) No Proceedings. There are no Proceedings pending or to Seller’s knowledge threatened against or affecting Seller, and there are no orders or judgments outstanding against or affecting Seller, that (i) relate to or could materially and adversely affect the Assets, the Assumed Liabilities or the Business or (ii) challenge, prohibit or could prevent, delay or interfere with the transactions under this Agreement.

(i) Contracts. Each Customer Contract, each Affiliate Partner Contract and each contract listed on the attached Schedule A-5 is a legal, valid and binding obligation of Seller and the counterparty, enforceable in accordance with its term, is in full force and effect, and materially conforms to Seller’s standard form customer or partner agreement (which has been provided to Buyer). Seller has provided to Buyer true and complete copies of all Customer Contracts, Affiliate Partner Contracts and contracts listed on the attached Schedule A-5. There has been no material breach or default, request to terminate or amend, or material dispute under any Customer Contract, Affiliate Partner Contract or contract listed on the attached Schedule A-5. No Customer Contract, Affiliate Partner Contract or contract listed on the attached Schedule A-5 restricts Seller’s ability to freely engage in the Business. No Customer Contract, Affiliate Partner Contract or contract listed on the attached Schedule A-5 is shared between the Business and Seller’s other businesses. Schedule A-1 and Schedule A-2 fairly present the statement of the revenues generated by each of the Customer Accounts and Affiliate Partner Accounts (determined in accordance with GAAP) for Seller’s most recently ended fiscal year.

(j) Ordinary Course. Since December 31, 2015, Seller has operated the Business in all material respects in the ordinary course of business consistent with past practices, and there has been no change, development or occurrence that has had, or would reasonably be expected to have, a material adverse effect on the Business or the Assets or Assumed Liabilities.

(k) Taxes. Seller has timely filed all tax returns with respect to the Business that it was required to file. All taxes due and payable by Seller related to the Business have been timely paid. Except as set forth on the attached Schedule 5(k), no dispute or claim concerning any tax of Seller related to the Business has been made by any taxing authority.

(l) Solvency. As of immediately before and after the Closing, Seller (i) is not and will not be insolvent or left with unreasonably small capital, (ii) has not and will not have incurred debts beyond its ability to pay such debts as they mature, and (ii) has not and will not have liabilities in excess of the reasonable market value of its assets, and no transfer of property is being made and no obligation is being incurred under this Agreement with the intent to hinder, delay or defraud present or future creditors of Seller.

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(m) Accuracy of Information. All information and documentation provided to Buyer by or on behalf of Seller relating to the Assets, the Assumed Liabilities or the Business is accurate and complete in all material respects. Except as specifically disclosed to Buyer in writing, there is no obligation, liability or fact (whether or not absolute, matured, accrued, due, asserted or known) that adversely affects the Assets, the Assumed Liabilities, the Business or the transactions under this Agreement.

(n) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 5 (including the related portions of the Schedules), neither Seller nor any other Seller Parties has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Buyer and the Buyer Parties (including any information, documents or material delivered to Buyer or made available to Buyer in Seller’s online data room, management presentations or any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law. Notwithstanding the foregoing, nothing in this Section 5(n) shall limit Buyer’s rights and remedies in the case of fraud, intentional misrepresentation or willful misconduct.

6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that: (i) Buyer is a company duly formed, validly existing and in good standing under the laws of Nova Scotia; (ii) Buyer has the unrestricted right, power and authority (and all necessary approvals) to execute and deliver, and to perform and consummate the obligations and transactions under, this Agreement and the Ancillary Agreements to which Buyer is a party; (iii) this Agreement and the Ancillary Agreements to which Buyer is a party constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms; (iv) Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Purchase Price and consummate the transactions contemplated by this Agreement; (v) there are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and (vi) Buyer has conducted its own independent investigation, review and analysis of the Business and the Assets. Buyer acknowledges and agrees that neither Seller nor any other person related to Seller has made any representation or warranty as to Seller, the Business or the Assets, except as expressly set forth in Section 5 of this Agreement (including the related portions of the Schedules).

7. Indemnification by Seller. Seller shall indemnify and hold harmless the Buyer Parties, and shall reimburse the Buyer Parties, for any loss, liability, obligation, Proceeding, tax, damage, cost or expense (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement) (“Losses”) arising out of, resulting from or in connection with: (a) any inaccuracy or breach of any representation, warranty, covenant or obligation of Seller in this Agreement or the Ancillary Agreements; (b) the ownership of the Assets or operation of the Business on or prior to the Effective Date; or (c) any Retained Liabilities; except that no Losses may be claimed under this Section 7 by the Buyer Parties to the extent such Losses have been taken into account in the calculation of the Final Adjustment Amount. Buyer shall retain from the Holdback Amount any amount for which Seller is liable under this Section 7 (and if the Holdback Amount is insufficient to cover such amount, then Seller is responsible for paying the deficiency in cash to Buyer within 20 business days after such deficiency is determined to exist). Seller’s obligations under this Section 7 shall not be affected by any investigation conducted by or knowledge of the Buyer Parties.

8. Indemnification by Buyer. Buyer shall indemnify and hold harmless the Seller Parties, and shall reimburse the Seller Parties, for any Losses arising out of, resulting from or in connection with: (a) any inaccuracy or breach of any representation, warranty, covenant or obligation of Buyer in this Agreement; (b) the ownership of the Assets or operation of the Business after the Effective Date, other than the Retained Liabilities; or (c) any Assumed Liabilities.

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9. Other Indemnification Matters. Any Party seeking indemnification under this Agreement shall notify the indemnifying Party in writing of the claim and the basis for the claim; provided, however, that failure to provide notice will not affect the indemnifying Party’s obligations. Payments by any indemnifying Party pursuant to Section 7 or Section 8 in respect of any Loss shall be reduced by the amount of any duplicative insurance proceeds and any duplicative indemnity, contribution or other similar payment actually received by the indemnified Party in respect of the applicable Loss; provided that the amount of such proceeds or payment actually received shall be net of (i) any deductibles for the applicable insurance policies, (ii) any increase in the premium for the applicable insurance policies arising from such Loss and (iii) any other costs incurred by the indemnified Party in connection with collecting such proceeds or payment. The maximum liability of Seller or Buyer under this Agreement for indemnification obligations under Section 7 or Section 8 shall not exceed the Cash Purchase Price (except in the case of fraud, intentional misrepresentation or willful misconduct). Any amount paid pursuant to Section 7 or Section 8 will be treated as an adjustment to the purchase price for tax reporting purposes.

10. Non-Compete; Non-Solicit; Non-Disparagement; Confidentiality.

(a) Non-Compete; Non-Solicit. As an inducement for Buyer to enter into and deliver the consideration contemplated by this Agreement, Seller agrees that, for a period of 3 years after the Effective Date, each such Party shall not, and shall cause its affiliates not to, directly or indirectly: (i) engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be associated or connected with, render services or advice or other aid to, or guarantee any obligation of, any person or entity engaged in or planning to become engaged in any SMTP relay or email delivery business, or any business that competes with the Business, anywhere in the world; (ii) induce or attempt to induce any customer, reseller, partner, supplier, licensee, employee, consultant or other business relation to cease doing business with or providing services to Buyer or in any way interfere with the relationship between any such business relation and Buyer; or (iii) solicit or hire any person who is employed by Buyer.

(b) Non-Disparagement. Seller shall not make, at any time, any comment that disparages the Assets, the Business or the Buyer Parties.

(c) Confidentiality. Except to the extent required by law, Seller shall, and shall cause its affiliates and representatives to, (i) not disclose or use any Confidential Information and (ii) promptly deliver to Buyer or destroy (at Buyer’s option) any Confidential Information that remains in their possession or control after complying with Section 4(a)(vi); except that Seller may retain copies of Confidential Information to the extent such copies are stored on Seller’s IT backup and disaster recovery systems until the ordinary course deletion of such copies (and such copies shall remain subject to this Section 10(c) for so long as they are retained by Seller). If Seller is required by law to disclose any Confidential Information, Seller shall promptly notify Buyer of the scope and content of the required disclosure, the reasons that the disclosure is required by law and the time and place that the disclosure is required to be made. Seller shall give Buyer the opportunity to seek a protective order or other appropriate remedy prior to disclosure of the applicable Confidential Information, shall limit any disclosure to the precise terms of the legal requirement and shall use reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be given to any information disclosed. “Confidential Information” means (i) all information concerning Buyer or the Business (including any confidential information of third parties held by the Business) and all materials containing such information, whether or not designated as confidential and in any form or medium, and (ii) the terms or existence of this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements (except to the extent disclosed in compliance with Section 10(c)); provided, however, that Confidential Information does not include any information which is available to the general public other than due to disclosure by Seller.

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(d) Acknowledgements. Seller acknowledges and agrees that (i) Seller has acquired confidential and proprietary information related to the Business, (ii) Seller is receiving valuable consideration under this Agreement and therefore has a material economic interest in the transactions contemplated by this Agreement, (iii) Buyer would not have entered into this Agreement without the covenants in this Section 10, and (iv) the covenants in this Section 10 are reasonable as to period, scope and geographical area and are necessary for the protection of Buyer’s legitimate interests in its acquisition of the Assets (including the goodwill related to the Business) pursuant to this Agreement. If at the time of enforcement of any provision of this Section 10, a court holds that any restrictions in this Section 10 are unreasonable under the circumstances then existing, the Parties agree that the court will be allowed to revise this Section 10 to substitute the maximum period, scope and geographical area reasonable under such circumstances, as applicable. Seller agrees that monetary damages would not be an adequate remedy for any breach or threatened breach of this Section 10 and that Buyer is entitled to specific performance and injunctive relief in order to enforce this Section 10 without having to prove damages or post a bond (in addition to any other rights and remedies existing in Buyer’s favor).

11. Tax Matters. Seller is responsible for its pro rata share of the current year’s property, ad valorem and similar taxes with respect to the Assets and the Business, for the period from January 1 through the Effective Date. All transfer, sales and use taxes, withholding taxes and similar charges on the transfer of the Assets will be borne by Seller. Seller shall cooperate with Buyer, as reasonably requested by Buyer, in connection with the preparation and filing of any tax return and any Proceeding with respect to taxes related to the Business or the Assets. Within 120 days after the Effective Date (or, if later, as soon as practicable after determination of the Final Adjustment Amount), Buyer shall deliver to Seller an allocation of the final Cash Purchase Price (as adjusted by the Final Adjustment Amount) and the Assumed Liabilities among the Assets (“Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within 30 days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute, and any matters in the Allocation Schedule that are resolved in writing by Seller and Buyer will be deemed final. Any portion of the Allocation Schedule that is not identified in Seller’s objection notice will be deemed final. If Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of Seller’s objection notice, such dispute shall be resolved by the Independent Accountant pursuant to similar conditions and procedures, as applicable, as described in Section 3(c) relating to the resolution of Open Matters. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Seller and Buyer shall file their respective IRS Forms 8594 and all applicable tax returns in accordance with the final Allocation Schedule and shall not take any tax position inconsistent with the final Allocation Schedule. Any payment pursuant to Section 7 or Section 8 will be apportioned consistent with such allocation.

12. General Provisions.

(a) Survival. All representations and warranties in this Agreement shall survive until the date that is 36 months after the Effective Date; provided, however, that (i) any representation or warranty that would otherwise so expire shall survive if a written notice is delivered pursuant to Section 9 prior to the end of the applicable survival period, until the related claim for indemnification has been finally resolved, and (ii) the representations and warranties set forth in Sections 5(a)-(e) shall survive indefinitely. Each of the covenants or other agreements contained in this Agreement shall survive the Effective Date until performed in full according to its terms. Notwithstanding the foregoing, any claim arising from fraud, intentional misrepresentation or willful misconduct shall survive the Effective Date indefinitely.

(b) Change of Name. Within 30 days after the Effective Date, Seller shall remove “SMTP” and any other Intellectual Property Asset (and any other confusingly similar iteration to the foregoing), from the names (including d/b/a names) used by Seller and its affiliates. After the Effective Date, except as expressly permitted by the Transition Services Agreement, Seller shall cease using any Intellectual Property Assets (including on Seller’s website) and shall promptly deliver to Buyer or destroy (at Buyer’s option) any marketing or similar materials containing any Intellectual Property Assets.

(c) Post-Closing Services. Following the Closing, the Parties shall work in good faith to establish the terms and conditions pursuant to which the Business would provide SMTP relay and email delivery services to Seller’s other businesses after the termination of the Transition Services Agreement.

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(d) Public Announcements. Following the Effective Date, each Party shall be entitled to issue a written press release and/or file a Current Report on Form 8-K announcing the transactions under this Agreement; provided that any such press release or Form 8-K shall be subject to approval by both Buyer and Seller.

(e) Notices. All notices under this Agreement must be in writing and will be deemed properly given (i) on the next business day after deposit for overnight delivery by courier, (ii) 3 business days after mailing, by registered or certified mail, return receipt requested, or (iii) upon confirmation of transmission by facsimile or e-mail of a PDF document if sent by 5 p.m. Pacific time on a business day and otherwise on the next business day, in each case to the applicable address set forth below:

For Buyer:	6922 Hollywood Blvd., 5th Floor
Los Angeles, CA 90028
Attention: Legal Department
Facsimile: (323) 297-2797

For Seller:	SharpSpring, Inc.
Attention: Chief Financial Officer
304 West University Avenue
Gainesville, FL 32601
Email: edward.lawton@sharpspring.com

(f) Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles which would result in the application of the laws of another jurisdiction. Each Party submits to personal jurisdiction in California and further agrees that any action relating to this Agreement will be brought exclusively in a court in Los Angeles, California.

(g) Costs. Except as otherwise expressly set forth in this Agreement, each Party is responsible for its own costs and expenses incurred in connection with this Agreement and the transactions under this Agreement.

(h) Withholding. Buyer is entitled to withhold from any amounts payable pursuant to this Agreement such amounts as it is required to withhold under applicable tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts will be treated for purposes of this Agreement as having been paid to the party for which such withholding was made.

(i) Miscellaneous. This Agreement (including the attached schedules and exhibits), the Ancillary Agreements and any other agreement between the Parties executed on the Effective Date express the complete and final understanding of the Parties with respect to the subject matter of such agreements, and supersede all prior agreements or communications among the Parties, whether written or oral, with respect to the subject matter of such agreements. No modification of this Agreement will be effective unless in writing and executed by the Parties. No waiver of any provision of this Agreement will be valid unless in writing and signed by the Party against whom the waiver is sought to be enforced. Failure of a Party to enforce any right under this Agreement will not constitute a waiver of future enforcement of such right or any other rights. If any provision of this Agreement is held to be invalid by any court, the remainder of the Agreement will remain in force and will not be affected. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may without such consent assign any of its rights or obligations under this Agreement to any affiliate, to any lender as collateral security or to any purchaser of all or any portion of the Business. This Agreement and all of its provisions are for the sole and exclusive benefit of, and will be binding upon, the Parties and their successors and permitted assigns, and the Buyer Parties where applicable, and nothing in this Agreement will give or be construed to give any other party any rights under this Agreement. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The headings in this Agreement are for reference only and will not affect the meaning of this Agreement. The word “including” means “including without limitation.” This Agreement may be executed in counterparts, all of which taken together will constitute one agreement, and signatures exchanged by facsimile or .pdf will constitute effective execution and delivery of this Agreement.

[Signatures Follow]

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The Parties have executed this Agreement as of the Effective Date.

THE ELECTRIC MAIL COMPANY, as Buyer

By:	/s/ Steve Dunn
Name:	Steve Dunn
Title:	President

SHARPSPRING, INC., as Seller

By:	/s/ Edward Lawton
Name:	Edward Lawton
Title:	CFO

Signature Page to Asset Purchase Agreement

Schedule A-3

Intellectual Property Assets

Included Intellectual Property Assets

1.	SMTP trademarks

2.	All software, code, databases, technology, platforms, products and services owned by Seller, or developed by or for Seller, in each case related to the Business

3.	SMTP.com websites (including any unreleased versions)

4.	Proprietary extensions, modules, plugins or add-ons to Message Systems software

5.	Proprietary extensions, modules, plugins or add-ons to PostFix software

6.	SMTP.com domain name and all other domain names used by the Business, including the following:

bestemailbulk.com	onlineemailserver.com
bestsmtpservers.com	outgoingsmtp.com
blacklist.solutions	outgoingsmtpserver.com
blockedsmtp.com	sendblastersmtp.com
bulkemailbest.com	sendblastertrial.com
businessemailserver.com	sendemailbulk.com
businesssmtp.com	sendemailhtml.com
businesssmtpserver.com	sendemailserver.com
digitalpostmark.com	senderbulk.com
email-smtp.com	sendmailsmtp.com
email.solutions	sendsmtpemail.com
emailblacklisted.com	sendsmtpmail.com
emailbulksoftware.com	serverblocked.com
emaildedicatedserver.com	serverbulk.com
emaildeliverability.solutions	serversmpt.com
emailmarketingpermission.com	serverssmtp.com
emailnotsending.com	smtp-email.com
emailonlineserver.com	smtp-email.marketing
emailoutgoing.com	smtp.com
emailserverbest.com	smtpblock.com
emailserversmtp.com	smtpblocked.com
emailsmtpserver.com	smtpemails.com
emailsnotsending.com	smtpinc.net
emailtargeted.com	smtpmailsend.com
findemailserver.com	smtpmessage.com
findsmtpserver.com	smtpmessages.com
howtosendsmtp.com	smtpoutgoing.com
mailonlineserver.com	smtpsend.com
mailserverbest.com	smtpsendemail.com
mailserversmtp.com	smtpsendmail.com
massemailservice.com	smtpserver.email
messagesending.com	smtpserver.solutions
messagesmtp.com	transactionalemail.net
messagessend.com	transactionalemail.org
messagessending.com	whynotspam.com
messagesserver.com
messagessmtp.com
mobileemailserver.com
mobilesmtpserver.com
mollymail.com

Excluded Intellectual Property Assets

1.	Beacon software and related code

2.	All open source software used by the Business (but excluding any proprietary extensions, modules, plugins or add-ons to such open source software)

Schedule B

Estimated Adjustment Amount

Prepaid Revenues	$288,874

50% of Prepaid Revenues	$144,437

Indebtedness	$0

Seller Prepaid Expenses	$141,711

Estimated Adjustment Amount (reduces amount payable to Seller)	$2,726

Schedule 5(b)

The Lender Consent

Exhibit A

Bill of Sale and Assignment and Assumption Agreement

This Bill of Sale and Assignment and Assumption Agreement (this “Agreement”) is made as of June __, 2016, by SharpSpring, Inc., a Delaware corporation (“Assignor”), and The Electric Mail Company, a Nova Scotia company (“Assignee”). Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Asset Purchase Agreement executed by Assignor and Assignee on the same date as this Agreement (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, (i) Assignor has agreed to sell, transfer, convey, assign and deliver to Assignee, and Assignee has agreed to purchase from Assignor, all of Assignor’s right, title and interest in, to and under the Assets, and (ii) Assignee has agreed to assume the Assumed Liabilities from and after the Effective Date. In consideration of the foregoing premises and the mutual covenants and agreements contained in the Purchase Agreement and in this Agreement, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Assignment of Assets. Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee all right, title and interest in, to and under the Assets, free and clear of any Encumbrances. Assignee hereby accepts all right, title and interest in, to and under the Assets, to have and hold for use by Assignee and its successors and assigns from and after the date of this Agreement.

2. Assumption of Assumed Liabilities. Assignee hereby assumes, in the manner and to the extent set forth in the Purchase Agreement, the Assumed Liabilities from and after the Effective Date. Except as specifically described in the previous sentence, Assignee is not assuming and is not responsible for any debts, liabilities or obligations of Assignor (including the Retained Liabilities), which will remain obligations of Assignor.

3. Further Actions. After the date of this Agreement, and without further consideration, Assignor shall promptly execute and deliver such agreements and instruments, and take such actions, as Assignee may reasonably request in order to complete the sale, transfer, conveyance, recording, assignment and delivery to Assignee of all right, title and interest in, to and under the Assets, free and clear of any Encumbrances.

4. Purchase Agreement. The terms of the Purchase Agreement, including Assignor’s representations, warranties, covenants, agreements and indemnities, are incorporated into this Agreement. Assignee acknowledges and agrees that Assignor makes no representation or warranty with respect to the Assets being conveyed hereby except as specifically set forth in the Purchase Agreement. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement are not superseded or modified by this Agreement and remain in full force and effect to the extent provided in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and this Agreement, the terms of the Purchase Agreement govern.

5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles which would result in the application of the laws of another jurisdiction.

6. Miscellaneous. No modification or waiver of this Agreement will be effective unless in writing and executed by the parties. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that Assignee may without such consent assign any of its rights or obligations under this Agreement to any affiliate, to any lender as collateral security or to any purchaser of all or any portion of the Business. This Agreement and all of its provisions are for the sole and exclusive benefit of, and will be binding upon, Assignee and Assignor and their successors and permitted assigns, and nothing in this Agreement will give or be construed to give any other party any rights under this Agreement. This Agreement may be executed in counterparts, all of which taken together will constitute one agreement, and signatures exchanged by facsimile or .pdf will constitute effective execution and delivery of this Agreement.

[Signatures Follow]

The parties have executed this Bill of Sale and Assignment and Assumption Agreement as of the date first written above.

SHARPSPRING, INC.

By:	/s/ Edward Lawton
Name:	Edward Lawton
Title:	CFO

THE ELECTRIC MAIL COMPANY

By:	/s/ Steve Dunn
Name:	Steve Dunn
Title:	President

Signature Page to Bill of Sale and Assignment and Assumption Agreement

Exhibit B

Transition Services Agreement

This Transition Services Agreement (this “Agreement”), is made and entered into as of June 27, 2016 (the “Effective Date”), between The Electric Mail Company, a Nova Scotia company (“Buyer”), and SharpSpring, Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes individually called a “Party” and collectively called the “Parties.” Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Asset Purchase Agreement executed by Buyer and Seller on the same date as this Agreement (the “Purchase Agreement”).

Pursuant to and to the extent provided in the Purchase Agreement, Buyer has acquired from Seller certain assets and liabilities related to the Business. Buyer wishes to retain Seller to provide certain transition services for the Business, pursuant to the terms and conditions in this Agreement. The Parties agree as follows:

1. Services.

(a) Services. Seller shall provide to Buyer or its designee the services described in the attached Schedule A (the “Services”), pursuant to the terms and conditions in this Agreement. Buyer may designate itself or any of its affiliates as the recipient of the Services. Seller may, at its sole cost and expense, use its affiliates, personnel of Seller or its affiliates or subcontractors to provide any portion of the Services; provided that all such affiliates, personnel and subcontractors are fully qualified to perform the applicable Services, the use of subcontractors does not increase the cost to Buyer, and Seller remains liable for such Services under this Agreement.

(b) Standards and Performance. Seller shall perform its obligations under this Agreement in a professional and workman-like manner, with at least the same degree of effort and care, functionality, reliability and quality of service historically used or provided by Seller in relation to the Business prior to the Effective Date. Seller shall use commercially reasonable efforts to ensure that the Services are given substantially equal priority and provided substantially equal treatment as other services of a similar nature and scope provided by Seller for its business. Except as expressly set forth in this Agreement or in any contract entered into between the Parties, Seller makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed.

(c) Vendors. If the services of any third-party vendor are required in order for Seller to provide any Services under this Agreement, Seller shall continue to make payments under and otherwise comply with Seller’s agreement with such vendor and otherwise use Seller’s reasonable best efforts to ensure that the services of such vendor are available to Seller and Buyer during the Term (on the same terms and conditions as currently applicable to the Business). If Seller fails to satisfy its obligations in the foregoing sentence, Buyer may choose to make payments or comply with the applicable agreement on Seller’s behalf, and in such case Seller shall promptly reimburse Buyer for the cost of taking such actions.

(d) Consents. Notwithstanding anything in this Agreement to the contrary, if any third-party consents are required in order for Seller to provide any Services under this Agreement, Seller shall use its reasonable best efforts to obtain such consents, and, if still not obtained, Seller shall continue to provide services to Buyer or its designee that are substantially similar to the Services for which such consent was sought but not obtained.

(e) Service Management. Buyer shall manage the provision of the Services, and Buyer and Seller shall work together to facilitate the successful provision of the Services. The Chief Financial Officer (or such other designee) of Seller and EJ McGowan (or such other designee) of Buyer (collectively, the “Service Managers”) shall meet (which may be by phone) at least once per week, or more frequently as reasonably requested by a Service Manager, to discuss the progress of the Services. Seller and Buyer agree to cause their respective employees to work cooperatively to carry out their assigned functions under the leadership of the Service Managers.

(f) Access. Each Party shall give the other Party reasonable access, during normal business hours and at such other times as reasonably requested, and upon reasonable prior notice, to its premises, personnel and information to the extent necessary to enable the provision of the Services; provided, however, that (i) Buyer is entitled to have a representative present for any communication with employees or representatives of Buyer, (ii) such access and incidental activities are undertaken in accordance with applicable laws and Buyer’s policies and procedures, which policies and procedures Buyer will provide to Seller in advance, and (iii) Buyer may impose reasonable restrictions and requirements for safety, confidentiality and privilege purposes.

(g) Proceeds. Seller shall deliver to Buyer, on each Friday during the Term and on the Friday first following the end of the Term, all payments received by Seller for the Business prior to the end of the Term and not yet paid to Buyer, together with customer-level details of such payments and such other supporting documentation and details as may reasonably be requested by Buyer. Such payments shall be delivered to Buyer by wire transfer to the account specified by Buyer. The Parties acknowledge and agree that Seller is receiving payments for the Business solely in its capacity as Buyer’s agent for collection. Prior to Seller making any payment due to Buyer under this Section 1(g), Seller may offset against such payment any amounts payable by Buyer to Seller pursuant to Section 2(a) for Services already performed by Seller but not yet paid for by Buyer; provided, however, that Seller shall have delivered to Buyer a statement setting forth the amount of the offset, together with such billing data, supporting documentation and level of detail as may reasonably be requested by Buyer (and such offset shall be reflected in the applicable invoice delivered by Seller pursuant to Section 2(a)).

(h) Email Delivery Services by the Business. During the 6 month-period after the Effective Date, Buyer shall cause the Business to provide SMTP email delivery services to Seller’s SharpSpring and SharpSpring Mail+ customers free of charge. Such services shall consist of the following services, on terms consistent with current levels of service provided by the Business: (i) email delivery, (ii) reporting on delivery, utilization and other metrics and (iii) technical support for Seller and Seller’s customers. Buyer shall perform its obligations under this Section 1(h) in a professional and workman-like manner, with at least the same degree of effort and care, functionality, reliability and quality of service historically used or provided by the Business prior to the Effective Date.

2. Payment.

(a) Billing and Payment. Buyer shall pay Seller fees for the Services as set forth on the attached Schedule A. After the end of each month during the Term, Seller shall deliver an invoice to Buyer or its affiliate for the Services provided in such month, together with such billing data, supporting documentation and level of detail as may reasonably be requested by Buyer. Buyer shall pay the invoice within 30 days of Buyer’s receipt of the invoice and all billing data, supporting documentation and level of detail that was reasonably requested by Buyer. Notwithstanding the foregoing, (i) Buyer may choose to pay all or any portion of an invoice by agreeing to reduce one or more payments to be made by Seller to Buyer pursuant to Section 1(g), and (ii) prior to Buyer making any payment due to Seller, Buyer may offset against such payment any amounts owed by Seller to any Buyer Party pursuant to this Agreement or the Purchase Agreement.

(b) Disputes. Notwithstanding the foregoing, if Buyer disputes the amount of any invoice, it will notify Seller in writing of the dispute on or prior to the payment due date and will pay the undisputed portion of such invoice. In the event of such a dispute, representatives of the Parties shall promptly meet and use reasonable efforts to resolve the dispute. If the parties are unable to mutually agree upon a resolution of the disputed amount within 60 days after the original payment due date for such invoice, the Parties may resolve such dispute in accordance with Section 7(d). When the disputed amount has been resolved, either by mutual agreement of the Parties or by a final decision by a court of competent jurisdiction, Buyer shall pay any disputed amount determined to be owed to Seller within 5 business days of such resolution (and, if any disputed amount is determined not to be owed to Seller, but Buyer has already paid such amount to Seller for any reason, then Seller shall pay such amount to Buyer within 5 business days of such resolution).

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(c) Tax Matters. Seller and Buyer shall cooperate to determine which of Buyer and its affiliates will be the addressee of the invoices. Buyer shall be responsible for all sales, use or similar taxes imposed or assessed on Buyer by applicable law as a result of the provision of Services by Seller pursuant to this Agreement. The invoices provided by Seller shall include sufficient detail to allow Buyer to determine the amount of any sales, use or similar taxes that it may owe in any applicable jurisdiction. Buyer is entitled to withhold from any amounts payable pursuant to this Agreement such amounts as it is required to withhold under applicable tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts will be treated for purposes of this Agreement as having been paid to the party for which such withholding was made.

3. Term and Termination.

(a) Term. The term of this Agreement (the “Term”) will commence on the Effective Date and terminate 6 months after the Effective Date, unless sooner terminated as provided below; provided, however, that, with respect to all Services provided by Seller other than the use of Seller’s personnel, Buyer may extend the Term on a month-to-month basis, for up to an additional 6 months, by providing Seller with written notice prior to the end of the then-applicable Term. Even though Seller will not be providing Buyer with use of Seller’s personnel after the date that is 6 months after the Effective Date, Seller agrees that it will, for any remaining portion of the Term, have Seller’s personnel take such actions to the extent necessary to comply with the provisions of this Agreement applicable to Seller, including Section 1(c).

(b) Early Termination. At any time during the Term, Buyer will have the right to terminate this Agreement or any particular Service by providing 10 business days’ advance written notice to Seller. Upon such termination, Seller shall cease performing the Services referenced in such notice, and Buyer will not be obligated to pay for such Services performed after such time. If Buyer terminates only a portion of the Services, the Parties shall cooperate in good faith to determine the portion of the fees set forth on Schedule A that are allocable to the terminated Services (if such portion is not already specified on Schedule A or previously agreed between the Parties).

(c) Survival. Notwithstanding the foregoing, Section 4, Section 5, Section 6 and Section 7 shall survive any termination or expiration of this Agreement.

4. Confidentiality. Except to the extent required by law, Seller shall, and shall cause its affiliates and representatives to, (i) not disclose or use any Confidential Information received by Seller in connection with the provision of the Services under this Agreement, and (ii) promptly deliver to Buyer or destroy (at Buyer’s option) any such Confidential Information that remains in their possession or control after the termination or expiration of this Agreement. If Seller is required by law to disclose any such Confidential Information, Seller shall promptly notify Buyer of the scope and content of the required disclosure, the reasons that the disclosure is required by law and the time and place that the disclosure is required to be made. Seller shall give Buyer the opportunity to seek a protective order or other appropriate remedy prior to disclosure of the applicable Confidential Information, shall limit any disclosure to the precise terms of the legal requirement and shall use reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be given to any information disclosed. Without limiting the foregoing, the Confidential Information shall be accessible only to those affiliates or representatives of Seller who need such access to perform the Services. Buyer will continue to comply with the provisions of any non-disclosure agreement in existence between Buyer and Seller; provided that any such non-disclosure agreement will be deemed amended to apply only to confidential information concerning the businesses retained by Seller after the Closing (and will no longer apply to any information concerning or held by the Business).

5. Indemnification. Subject to the limitations set forth in Section 6, Seller shall indemnify and hold harmless the Buyer Parties, and shall reimburse the Buyer Parties, for any Losses arising as a result of any fraud, intentional misrepresentation, willful misconduct, bad faith, gross negligence, infringement or misappropriation of intellectual property, or violation of law by Seller, its affiliates or their respective employees or other representatives in connection with this Agreement, or any breach of this Agreement by Seller. Subject to the limitations set forth in Section 6, Buyer shall indemnify and hold harmless the Seller Parties, and shall reimburse the Seller Parties, for any Losses arising as a result of any breach of this Agreement by Buyer or any fraud, intentional misrepresentation, willful misconduct, bad faith, gross negligence, infringement or misappropriation of intellectual property (but only if such infringement or misappropriation is not caused by any facts or conditions related to the Business existing on or prior to the Effective Date), or violation of law by Buyer, its affiliates or their respective employees or other representatives in connection with this Agreement.

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6. Limitation of Liability. Except in cases of fraud, intentional misrepresentation, willful misconduct, bad faith or gross negligence, in no event will either Party or any of its affiliates be liable to any person for any incidental, indirect, special, consequential, punitive or exemplary damages of any kind or nature, arising out of or in connection with this Agreement, regardless of the form of action through which such damages are sought, and regardless of whether such Party has been advised of or foresees a possibility of any such damages occurring. The foregoing does not impact any remedies of either Party under the Purchase Agreement.

7. General Provisions.

(a) Relationship of the Parties. Seller and Buyer are independent contractors. Nothing in this Agreement will be interpreted so as to make the Parties partners, joint venturers, trustee/beneficiary, employer/employee or (except as expressly set forth in Section 1(g)) principal/agent of the other. No Party shall have any authority to commit any other Party contractually or otherwise, and no Party shall represent to any person or entity that it has authority to do so. All employees and representatives of Seller will be deemed for all purposes (including compensation and employee benefits) to be employees or representatives solely of Seller, and not to be employees, representatives or independent contractors of Buyer. In performing Seller’s duties under this Agreement, all employees and representatives of Seller will be under the direction, control and supervision of Seller (and not of Buyer), and Seller will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives, subject to compliance with the terms and provisions contained in this Agreement. Each Party is responsible for paying all wages, salaries and other amounts due to its respective employees and is responsible for all obligations with respect to them relating to tax withholdings, unemployment insurance premiums, workers’ compensation, health care and pension plan contributions and other similar responsibilities.

(b) Ownership. Seller acknowledges and agrees that all work product created in connection with the Services or otherwise under this Agreement shall be considered works made for hire. All right, title and interest in, to and under such work product, including intellectual property rights with respect to such work product, shall be the sole and exclusive property of Buyer. To the extent that any work performed by Seller under this Agreement does not constitute a work made for hire, Seller hereby assigns to Buyer all right, title and interest that Seller may have (or may acquire) in, to and under all such work product, including all intellectual property rights with respect to such work product. All data and information related to the Business that is generated or collected in connection with the Services will be subject to the confidentiality provisions set forth in Section 4. During the Term, Seller shall use any Intellectual Property Assets and any marketing or similar materials containing any Intellectual Property Assets only as directed by Buyer. After the Term, Seller shall cease using any Intellectual Property Assets (including on Seller’s website) and shall promptly deliver to Buyer or destroy (at Buyer’s option) any marketing or similar materials containing any Intellectual Property Assets, except that Seller may retain copies of any marketing or similar materials containing any Intellectual Property Assets to the extent such copies are stored on Seller’s IT backup and disaster recovery systems until the ordinary course deletion of such copies (and such copies shall remain subject to Section 4 and this Section 7(b) for so long as they are retained by Seller).

(c) Notices. All notices under this Agreement must be in writing and will be deemed properly given (i) on the next business day after deposit for overnight delivery by courier, (ii) 3 business days after mailing, by registered or certified mail, return receipt requested, or (iii) upon confirmation of transmission by facsimile or e-mail of a PDF document if sent by 5 p.m. Pacific time on a business day and otherwise on the next business day, in each case to the applicable address set forth in the Purchase Agreement.

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(d) Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles which would result in the application of the laws of another jurisdiction. Each Party submits to personal jurisdiction in California and further agrees that any action relating to this Agreement will be brought exclusively in a court in Los Angeles, California.

(e) Miscellaneous. This Agreement (including the attached schedules), the Purchase Agreement and any other agreement between the Parties executed on the Effective Date express the complete and final understanding of the Parties with respect to the subject matter of such agreements, and supersede all prior agreements or communications among the Parties, whether written or oral, with respect to the subject matter of such agreements. To the extent there is any inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement will control. To the extent there is any inconsistency between the terms of the attached Schedule A and the terms in the rest of this Agreement, the terms of the attached Schedule A will control. No modification of this Agreement will be effective unless in writing and executed by the Parties. No waiver of any provision of this Agreement will be valid unless in writing and signed by the Party against whom the waiver is sought to be enforced. Failure of a Party to enforce any right under this Agreement will not constitute a waiver of future enforcement of such right or any other rights. If any provision of this Agreement is held to be invalid by any court, the remainder of the Agreement will remain in force and will not be affected. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may without such consent assign any of its rights or obligations under this Agreement to any affiliate, to any lender as collateral security or to any purchaser of all or any portion of the Business. This Agreement and all of its provisions are for the sole and exclusive benefit of, and will be binding upon, the Parties and their successors and permitted assigns, and the Buyer Parties where applicable, and nothing in this Agreement will give or be construed to give any other party any rights under this Agreement. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The headings in this Agreement are for reference only and will not affect the meaning of this Agreement. The word “including” means “including without limitation.” This Agreement may be executed in counterparts, all of which taken together will constitute one agreement, and signatures exchanged by facsimile or .pdf will constitute effective execution and delivery of this Agreement.

[Signatures Follow]

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The Parties have executed this Agreement as of the Effective Date.

THE ELECTRIC MAIL COMPANY, as Buyer

By:	/s/ Steve Dunn
Name:	Steve Dunn
Title:	President

SHARPSPRING, INC., as Seller

By:	/s/ Edward Lawton
Name:	Edward Lawton
Title:	CFO

Signature Page to Transition Services Agreement

Schedule A

Services and Fees

During the Term, Seller shall provide the staff and services necessary for Buyer to continue operating the Business and providing the customers acquired from Seller the services previously provided to them by Seller. Such services shall include the following services, to be performed in accordance with the standards and requirements described in this Agreement, all on behalf of and at the direction of Buyer:

●	Operate the Business on Buyer’s behalf, including operation of all Business applications and hardware, provision of customer and technical support services, as well as financial/accounting activities to reconcile revenues, charges, costs, etc.

●	Continue to perform and operate any and all other services and resources with regard to the Business that were performed prior to the Effective Date, except that all sales and marketing efforts conducted by Seller in respect of any Customer Accounts or Reseller Accounts will be solely as directed by, and done for the benefit of, Buyer.

●	Complete any backups and act upon any directions of Buyer in respect of servicing any customers and/or continuing the Business, at the request of Buyer.

●	Provide to Buyer, on a semi-monthly and month-end basis, the reports generated by Seller’s customer billing system and accounting system, including reports on billing (including the related service start and end dates and any non-recurring sales for each invoice), customer aging, collections, refunds, adjustments, chargebacks and credit memos, and sales tax return filed and sales tax paid.

●	Provide all required access to systems, software, servers, switches and/or data centers housing any equipment used by the Business, including any required access or identity cards.

●	Provide the resources and services required to support Buyer’s preparations for and execution of transitioning the Business to, and integrating the Business with, Buyer, as directed by Buyer, including:

●	User integration, including user data and stored documents, files and history/logs and any necessary development and/or data output

●	Customer service historical data

●	Billing/accounting historical data

●	Customer service and/or technical support procedure, script and voiceover recording changes in support of the integration

●	Work with Buyer staff to transfer customer and usage data

●	Assist with certain tasks after-hours as may be necessary to recover from unforeseen issues or to minimize the impact on customers when performing potentially customer-facing changes

●	Transfer knowledge/processes for billing, collection and delinquency to Buyer

●	Hand over customer accounts (direct and indirect) to Buyer’s sales and marketing team

●	Seller will use all reasonable endeavors to ensure that suppliers/vendors provide the necessary information and cooperation to successfully integrate the customer accounts and services with the businesses of Buyer or one of its affiliates, or the vendors/suppliers selected by Buyer.

●	Seller will use all reasonable endeavors to ensure that the individuals listed below are available to provide Services during the Term.

Non-Personnel Costs: During the Term, Buyer will reimburse Seller for actual internal costs (with allocations to be agreed upon by the Parties, and excluding compensation payable to personnel) and third-party out-of-pocket costs to perform the Services, without any mark-up.

Ukraine Personnel Costs: Buyer will reimburse Seller for actual internal costs (with allocations to be agreed upon by the Parties), without any mark-up, of having the following individuals located in Ukraine perform the Services; provided that Buyer may, at any time during the Term request that Seller reduce the number of personnel performing the Services (and the monthly charge for personnel shall be reduced accordingly for each month during the Term after such request is made by Buyer). Buyer acknowledges that the Services and work performed may be degraded if such a reduction request is made.

[redacted]

Other Personnel Costs: The Parties agree that, in exchange for Buyer providing Seller with email delivery services as set forth in Section 1(h), Seller shall provide Buyer with the following individuals’ services as part of the Services during the 6 month-period after the Effective Date, without any further compensation or reimbursement to Seller; provided; however, that the percentage of time that each such individual dedicates to providing the Services (based on such individual’s normal hours during a regular work week) will not exceed the percentages set forth below.

[redacted]

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Exhibit C

Form of Restrictive Covenant Agreement

This Restrictive Covenant Agreement (this “Agreement”) is made and entered into as of June __, 2016 (the “Effective Date”), between The Electric Mail Company, a Nova Scotia company (“Buyer”), and ___________ (the “Restricted Person”). Buyer and the Restricted Person are sometimes individually called a “Party” and collectively called the “Parties.”

Buyer and SharpSpring, Inc., a Delaware corporation (“Seller”), have entered into an Asset Purchase Agreement on the same date as this Agreement (the “Purchase Agreement”), pursuant to which and to the extent provided in the Purchase Agreement, Buyer has acquired from Seller certain assets and liabilities related to the Business. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Purchase Agreement.

The Restricted Person owns a material equity interest in Seller and is an executive officer or director of Seller. The Restricted Person has acquired confidential and proprietary information related to the Business. In addition, the Restricted Person is receiving significant economic benefit from the consummation of the transactions contemplated by the Purchase Agreement.

The execution and delivery of this Agreement by the Restricted Person is a material inducement to Buyer to enter into the Purchase Agreement and consummate the transactions contemplated by the Purchase Agreement, and Buyer would not have entered into the Purchase Agreement or agreed to such transactions without the execution and delivery of this Agreement by the Restricted Person.

The Parties agree as follows:

1. Non-Compete; Non-Solicit; Non-Disparagement; Confidentiality.

(a) Non-Compete; Non-Solicit. As an inducement for Buyer to enter into and deliver the consideration contemplated by the Purchase Agreement, the Restricted Person agrees that, for a period of 3 years after the Effective Date, the Restricted Person shall not, and shall cause his affiliates not to, directly or indirectly: (i) engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be associated or connected with, render services or advice or other aid to, or guarantee any obligation of, any person or entity engaged in or planning to become engaged in any SMTP relay or email delivery business, anywhere in the world, except that nothing herein shall prohibit the Restricted Person from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment, the Restrictive Person has no active involvement in the business of such corporation and the Restricted Person is not a controlling person of, or a member of a group that controls, such corporation; (ii) induce or attempt to induce any customer, reseller, supplier, licensee, employee, consultant or other business relation to cease doing business with or providing services to Buyer or intentionally or knowingly interfere with the relationship between any such business relation and Buyer; or (iii) solicit or hire any person who is employed by Buyer.

(b) Non-Disparagement. The Restricted Person shall not make, at any time, any comment that disparages the Assets, the Business or the Buyer Parties. This Section 1(b) does not, in any way, restrict or impede the Restricted Person from making statements that the Restricted Person can reasonably demonstrate are truthful and that are required to comply with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation or order.

(c) Confidentiality. Except to the extent required by law, the Restricted Person shall, and shall cause his affiliates and representatives to, (i) not disclose or use any Confidential Information and (ii) promptly deliver to Buyer or destroy (at Buyer’s option) any Confidential Information that remains in his possession or control after the Effective Date in accordance with the procedures set forth in the Purchase Agreement. If the Restricted Person is required by law to disclose any Confidential Information, the Restricted Person shall promptly notify Buyer of the scope and content of the required disclosure, the reasons that the disclosure is required by law and the time and place that the disclosure is required to be made. The Restricted Person shall give Buyer the opportunity to seek a protective order or other appropriate remedy prior to disclosure of the applicable Confidential Information, shall limit any disclosure to the precise terms of the legal requirement and shall use reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be given to any information disclosed. “Confidential Information” means (i) all information concerning Buyer or the Business (including any confidential information of third parties held by the Business) and all materials containing such information, whether or not designated as confidential and in any form or medium, and (ii) the terms or existence of the Purchase Agreement and the Ancillary Agreements and the transactions contemplated by the Purchase Agreement and the Ancillary Agreements; provided, however, that Confidential Information does not include any information which is available to the general public other than due to disclosure by Seller or the Restricted Person.

(d) Acknowledgements. The Restricted Person acknowledges and agrees that (i) he has acquired confidential and proprietary information related to the Business, (ii) he is receiving valuable consideration as a result of the Purchase Agreement and the transactions contemplated by the Purchase Agreement and therefore has a material economic interest in the transactions contemplated by the Purchase Agreement, (iii) Buyer would not have entered into the Purchase Agreement without the covenants in this Section 1, and (iv) the covenants in this Section 1 are reasonable as to period, scope and geographical area and are necessary for the protection of Buyer’s legitimate interests in its acquisition of the Assets (including the goodwill related to the Business) pursuant to the Purchase Agreement. If at the time of enforcement of any provision of this Section 1, a court holds that any restrictions in this Section 1 are unreasonable under the circumstances then existing, the Parties agree that the court will be allowed to revise this Section 1 to substitute the maximum period, scope and geographical area reasonable under such circumstances, as applicable. The Restricted Person shall indemnify and hold harmless the Buyer Parties, and shall reimburse the Buyer Parties, for any Losses arising out of, resulting from or in connection with any breach of this Agreement. Without limiting the previous sentence, the Restricted Person agrees that monetary damages would not be an adequate remedy for any breach or threatened breach of this Section 1 and that Buyer is entitled to specific performance and injunctive relief in order to enforce this Section 1 without having to prove damages or post a bond (in addition to any other rights and remedies existing in Buyer’s favor).

2. General Provisions.

(a) Notices. All notices under this Agreement must be in writing and will be deemed properly given (i) on the next business day after deposit for overnight delivery by courier, (ii) 3 business days after mailing, by registered or certified mail, return receipt requested, or (iii) upon confirmation of transmission by facsimile or e-mail of a PDF document if sent by 5 p.m. Pacific time on a business day and otherwise on the next business day, in each case to the applicable address set forth below:

For Buyer:	6922 Hollywood Blvd., 5th Floor
Los Angeles, CA 90028
Attention: Legal Department
Facsimile: (323) 297-2797

For the Restricted Person, to the address set forth on the signature page to this Agreement.

(b) Miscellaneous. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles which would result in the application of the laws of another jurisdiction. No modification of this Agreement will be effective unless in writing and executed by the Parties. No waiver of any provision of this Agreement will be valid unless in writing and signed by the Party against whom the waiver is sought to be enforced. Failure of a Party to enforce any right under this Agreement will not constitute a waiver of future enforcement of such right or any other rights. If any provision of this Agreement is held to be invalid by any court, the remainder of the Agreement will remain in force and will not be affected. The Restricted Person may not assign any of his rights or obligations under this Agreement without the prior written consent of Buyer. The Buyer may assign its rights or obligations under this Agreement to any affiliate, to any lender as collateral security or to any purchaser of all or any portion of the Business. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. This Agreement may be executed in counterparts, all of which taken together will constitute one agreement, and signatures exchanged by facsimile or .pdf will constitute effective execution and delivery of this Agreement.

[Signatures Follow]

2

The Parties have executed this Agreement as of the Effective Date.

BUYER:

THE ELECTRIC MAIL COMPANY

By:
Name:
Title:

RESTRICTED PERSON:

Name:

Address:
Facsimile:
Email:

Signature Page to Restrictive Covenant Agreement

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